Issuer Free Writing Prospectus dated June 4, 2021
Filed Pursuant to Rule 433
Registration Statement on Form S-3 (File No. 333-251307)
Relating to the Base Prospectus dated December 29, 2020, and the Preliminary Prospectus Supplement dated June 3, 2021



BK TECHNOLOGIES
INVESTOR PRESENTATION

NYSE American: BKTI

June 2021

DISCLOSURES

Forward-Looking Statements

This presentation contains certain forward-looking statements that are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements can be identified by forward-looking words such as "may," "might," "could," "would," "should," "will," "anticipate," "believe," "plan," "estimate," "project," "expect," "intend," "seek," "are encouraged," "positioned," "poised" and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks, some of which have been, and may further be, exacerbated by the COVID-19 pandemic, include, among others, the following: changes or advances in technology; the success of the Company's land mobile radio product line; successful introduction of new products and technologies, including the Company's ability to successfully develop and sell its anticipated new multiband product and other related products in the planned new BKR Series product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations, any impact from a prolonged shutdown of the U.S. Government, and the ongoing effects of the COVID-19 pandemic; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; risks associated with fixed-price contracts; heavy reliance on sales to agencies of the U.S. Government and the Company's ability to comply with the requirements of contracts, laws and regulations related to such sales; allocations by government agencies among multiple approved suppliers under existing agreements; the Company's ability to comply with U.S. tax laws and utilize deferred tax assets; the Company's ability to attract and retain executive officers, skilled workers and key personnel; the Company's ability to manage its growth; the Company's ability to identify potential candidates for, and consummate, acquisition, disposition or investment transactions, and risks incumbent to being a noncontrolling interest stockholder in a corporation; the impact of the COVID-19 pandemic and other risks to the companies in which the Company holds investments; impact of the Company's capital allocation strategy; risks related to maintaining the Company's brand and reputation; impact of government regulation; rising health care costs; the Company's business with manufacturers located in other countries, including changes in the U.S. Government and foreign governments' trade and tariff policies, as well as any further impact resulting from the COVID-19 pandemic; the Company's inventory and debt levels; protection of the Company's intellectual property rights; fluctuation in the Company's operating results and stock price; acts of war or terrorism, natural disasters and other catastrophic events, such as the COVID-19 pandemic; any infringement claims; data security breaches, cyber-attacks and other factors impacting the Company's technology systems; availability of adequate insurance coverage; maintenance of the Company's NYSE American listing; risks related to being a holding company; and the effect on the Company's stock price and ability to raise equity capital of future sales of shares of the Company's common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the section titled "Risk Factors" and elsewhere in the prospectus supplement filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b)(5) on June 3, 2021 by BK Technologies Corporation to the registration statement on Form S-3 as amended by Amendment No. 1 thereto (File No. 333-251307), including the base prospectus, and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, and in the Company's subsequent filings with the SEC. These forward-looking statements are made as of the date of this presentation, and the Company assumes no obligation to update the forward- looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Safe Harbor

BK Technologies Corporation (the "Company") has filed a registration statement on Form S-3, as amended by Amendment No. 1 thereto (File No. 333-251307), including a preliminary prospectus (the "Preliminary Prospectus"), with the Securities and Exchange Commission (the "SEC") for the offering of shares of its common stock to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement, all related prospectus supplements, and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the Preliminary Prospectus and prospectus supplements may also be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone (877) 436-3673, or email: prospectus@think-equity.com.

This communication shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may only be made by means of a prospectus supplement and related Preliminary Prospectus. The information which appears on our website at https://www.bktechnologies.com/ and our social media sites, including, but not limited to, Facebook, Instagram, Twitter, LinkedIn and YouTube, is not part of this filing.

BK Technologies is focused on gaining share in the growing market for public safety communication technology through innovation and dependability

BK TECHNOLOGIES HIGHLIGHTS

Poised for
ACCELERATED GROWTH
with
NEW PRODUCT LAUNCH
and
EXPANDED MARKET OPPORTUNITIES

MISSION CRITICAL TECHNOLOGY FOR STATE, LOCAL AND FEDERAL AGENCIES:

- Reliable, durable and compatible
- Designed in-house; manufactured in the USA

TECHNOLOGY CENTRIC:

- New Technology Innovation Center in South Florida

APPROACHING EXPONENTIAL INCREASE IN ADDRESSABLE MARKET:

- Pending 2021 BKR 9000 launch unlocks new verticals

GROWTH FOCUSED:

- 10% revenue growth to $44M in 2020
- Opportunity to significantly grow revenue with enhanced product line and larger addressable market

PROFITABILITY FOCUSED:

- 2020 Operating Income Margin 2.4%, up from (10.9%)
- Incremental revenue should drive enhanced margins

5 YEARS OF HEAVY LIFTING HAVE TRANSFORMED COMPANY FOR GROWTH

2016

- NEW Executive Team & Entirely New Board of Directors
- NEW Product Roadmap
- NEW R&D & Engineering Investments/Focus
- NEW Manufacturing Strategy

2021

- PENT UP DEMAND for New Product Lines
- PRODUCT LAUNCH of BKR 9000 MultiBand
- EXPANDING Market Verticals
- LARGER Contracts



MARKET OPPORTUNITY

BROAD TRENDS DRIVING PUBLIC SAFETY EXPANSION

According to market research:

Projected +29% CAGR for Public Safety Spending (2021-2026)[1]

Driven by rapid urbanization, changing climate and national security, public and private agencies are seeking to upgrade and expand the role of communications technology to minimize response time and damage caused by both natural and man-made disasters


$14.61B
2020
Public Safety Spending
$64.59B
2026
Estimated Public Safety Spending

[1] Mordor Intelligence, "Public Safety Market - Growth, Trends, Covid-19 Impact, And Forecasts (2021 - 2026)"

A $2.3B* ADDRESSABLE MARKET



US LMR Market Size by Vertical (2019)
($M of Sales)
$800
$700
$600
$500
$400
$300
$200
$100
$0
Land Mobile Radio (LMR) communications consist of hand-held and vehicle-mounted two-way devices commonly used by the public safety sector, military and commercial business concerns, and government agencies within the U.S. and abroad
~20% of Possible Addressable Market Today
School
Hospitality
Wildland Fire
Public Service
Business Industrial
Oil & Gas
Other Commercial
Military
EMS
Police
Structural Fire
Current Target Verticals with existing BK products

*Research and Markets, "Land Mobile Radio (LMR) Systems - Global Market Trajectory & Analytics"

BK TECHNOLOGIES TOMORROW

BKR 9000 MultiBand Exponentially Expands Market Verticals



MultiBand technology opens doors to larger urban markets and significantly larger contracts
$800
$700
$600
$500
$400
$300
$200
$100
$0
School
Hospitality
Wildland Fire
Public Service
Business Industrial
Oil & Gas
Other Commercial
Military
EMS
Police
Structural Fire
CURRENT Target Verticals with existing BK products
NEW Potential Verticals with BKR 9000

Source: Motorola Annual Reports, Morningstar, Statista, AllTrucking, DataUSA, BLS, NCES, ParkRanger.edu, MarketWatch, US Department of Labour, US Census

GROWTH OPPORTUNITY BEYOND LMR

Opportunity to grow TAM via acquisition:

- Managed Services
- Emergency Management Tools
- Cyber Security Equipment



US PUBLIC SAFETY SPENDING
$14.6B
LMR
$2.3B

KEY CUSTOMERS

CAL FIRE
U.S. Department of the Interior
USDA
Army National Guard
U.S. Department of Homeland Security
United States Air Force
United States Navy
United States Army

STRATEGIC CONTRACTS FOR EASE OF PROCUREMENT WITH GOVERNMENT AGENCIES

GSA Schedule
U.S. Department of the Interior
Alberta Health Services
U.S. Department of Homeland Security
NASPO National Association of State Procurement Officials
NAICS CODES



INNOVATIVE TECHNOLOGY


PORTABLE
RADIOS


MOBILE
RADIOS


COMMAND CENTER
COMMUNICATIONS
BK


FIELD
COMMUNICATIONS

NEW TECHNOLOGY INNOVATION CENTER

- Chief Technology Officer, Dr. Branko Avanic, Ph.D., and much of his team, previously with market leader
- All research & development moved in-house
- Substantial development time and cost savings
- IP & Patent Opportunities




BKR5000

NEW BKR SERIES, PORTABLE COMMUNICATIONS TECHNOLOGY:

- Designed to address the needs of First Responders
- Competes against market leader with industry-leading performance, features, durability, ergonomics, and total cost-of-ownership

BKR 5000

- Manufacturing commenced August 2020

BKR 9000 MultiBand

- Launch planned mid-year 2021
- Level 3 encryption providing the highest level of secure communications for the Department of Defense (DoD)
- Substantially higher average selling price

RELIABLE, DURABLE & COMPATIBLE

"US ARMY TOUGH"

- Smart battery technology with long duty cycle
- Designed with extensive Voice of Customer input
- International Protection Rating – IP67 and IP68, against fluid/moisture intrusion
- International Standard - IEC 60529
- Mil Spec 810 C,D,E,F,G

FULL P25 SYSTEM COMPATIBILITY

- P25 compliant and interoperable with the communications network infrastructure of six of our competitors
- Critical for reliable crisis communication



AMERICAN MADE & COMPETITIVELY PRICED

DESIGNED, ENGINEERED AND MANUFACTURED IN USA

- This matters to our customers
- Nimble innovation, production & distribution

TOTAL COST-OF-OWNERSHIP

- Substantial savings on initial acquisition
- Extended warranty plans
- Customer service/technical support for life of product
- Customized service & training plans



EXECUTIVE MANAGEMENT

TIMOTHY VITOU
PRESIDENT

- Appointed President in January 2017
- Over 30 years of experience marketing and selling to Enterprises, Wireless Operators, Retailers, Federal Government, State and Local Government agencies in North and South America, EMEA, and Asia

BRANKO AVANIC
CHIEF TECHNOLOGY OFFICER

- Appointed CTO in August 2019 bringing over 30 years of leading-edge product development expertise in the LMR industry
- Owns 29 U.S. patents

WILLIAM KELLY
CHIEF FINANCIAL OFFICER

- Executive Vice President and Chief Financial Officer since July 1997
- Formerly Financial Director of Harris Corp Semiconductor Sector

HENRY "RANDY" WILLIS
CHIEF OPERATIONS OFFICER

- Appointed Vice President of Operations in 2017, advancing to Chief Operations Office in March 2018
- Certified Six Sigma Black Belt and Lean Expert
- Previously President at Target Velocity Consulting leading public and private firms in productivity improvements



FINANCIAL OVERVIEW

2020: OPERATING IMPROVEMENT

	2019		2020
REVENUE:	$40.1M	↑	$44.1M
GROSS PROFIT:	$15.7M	↑	$18.1M
% of Sales:	39.0%		41.0%
SG&A:	$20.0M	↓	$17.0M
% of Sales:	50.0%		38.6%
OPERATING INCOME (Loss):	($4.4M)	↑	$1.0M
% of Sales:	11.0%		2.4%

2017 – 2020: R&D INVESTMENT, REDUCED COSTS, IMPROVED WORKING CAPITAL

R&D INVESTMENT/REDUCED SG&A



25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
13.3%
12.69%
11.0%
15.73%
13.0%
24.45%
9.5%
17.83%
2017
2018
2019
2020
Selling and Marketing Exp. (As % of Sales)
R&D Exp. (As % of Sales)

WORKING CAPITAL MANAGEMENT: REDUCED INVENTORY BALANCE ($M)



$16
$14
$12
$10
$8
$6
$4
$2
$0
$14.4
$11.5
$13.5
$9.4
2017
2018
2019
2020

TARGET BUSINESS MODEL

2020

$

REVENUE:	$44M
GROSS MARGIN:	41%
SG&A (% of Sales):	39%
OPERATING MARGIN:	2.4%

>50%
GROSS MARGIN

<32%
SG&A (% of Sales)

>12%
OPERATING MARGIN

TARGET MODEL AS BUSINESS SCALES

LEVERAGING OUR UNIQUE ASSETS TO SCALE AND OPTIMIZE OUR BUSINESS

Leading Technology

New Technology and Innovation Center; state-of-the-art LMR technology able to compete with market leaders

Increased Profitability as Business Scales

Higher margin incremental revenues should drive profitability growth

Market Vertical Expansion

Launch of BKR 9000 MultiBand unlocks significant market verticals to capture greater share of $2.3B addressable market

Poised to Ramp with Increased Public Safety Spending

Due to rapid urbanization, changing climate and enhanced national security


C12

APPENDIX

CAPITALIZATION TABLE MARCH 31, 2021

Common Shares Outstanding	12,536,471
Restricted Stock Units	123,533
Options (WAEP $3.96)	489,000

SUMMARY OF FINANCIAL RESULTS | OPERATING RESULTS

Presented in Thousands (000)	2018	2019	2020
Revenue	49,380	40,100	44,139
Growth	**25.3%**	**(18.8%)**	**10.1%**
C.O.S.	29,403	24,449	26,055
Margin - $	19,977	15,651	18,084
Margin - %	**40.5%**	**39.0%**	**41.0%**
S&M	4,229	4,601	3,404
Comm	1,206	606	814
Eng/R&D	7,768	9,806	7,869
G&A	4,349	5,023	4,949
Tot SG&A	17,552	20,036	17,036
% of Sales	35.5%	50.0%	38.6%
Operating Inc / (Loss)	**2,425**	**(4,385)**	**1,048**
Int Inc / (Exp)	102	150	8
Gain (Loss) on Sale of Iteris	(849)	0	0
Gain (Loss) on 1347 PIH	(1,822)	716	(620)
Loss on Disposal of PP&E	0	0	0
Other Inc / (Exp)	(328)	(104)	(169)
Pretax Contin. Inc./(Loss)	**(472)**	**(3,623)**	**251**
Inc. Tax (Expense) Benefit	277	987	(3)
Net Income/(Loss)	**(195)**	**(2,636)**	**248**
EPS	**$ (0.01)**	**$ (0.21)**	**$ 0.02**
Shares Fully Diluted	13,464	12,705	12,561

(Amounts in Thousands Other Than EPS; Amounts in Dollars Other Than Shares Fully Diluted)

BALANCE SHEET

		March 31, 2021
ASSETS		
Current assets:		
Cash and cash equivalents	$	6,363
Trade accounts receivable, net		4,566
Inventories, net		10,511
Prepaid expenses and other current assets		1,821
Total current assets		23,261
Property, plant and equipment, net		4,299
Right-of-use (ROU) asset		2,689
Investment in securities		2,219
Deferred tax assets, net		4,300
Other assets		118
Total assets	$	36,886

		March 31, 2021
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$	5,418
Accrued compensation and related taxes		1,320
Accrued warranty expense		718
Accrued other expenses and other current liabilities		162
Dividends payable		251
Short term lease liability		418
Note payable, current portion		882
Deferred revenue		847
Total current liabilities		10,016
Note payable		226
Long term lease liability		2,607
Deferred revenue		2,323
Total liabilities		15,172
Commitments and contingencies		
Stockholders' equity:		
Preferred stock; $1.00 par value; 1,000,000 authorized shares; none issued or outstanding		-
Common stock; $0.60 par value; 20,000,000 authorized shares; 13,986,871 issued and 12,536,471 outstanding shares at 3-31-2021		8,392
Additional paid-in capital		26,466
Accumulated deficit		(7,742)
Treasury Stock, at cost, 1,450,400 at March 31, 2021		(5,402)
Total stockholders' equity		21,714
Total liabilities and stockholders' equity	$	36,886